NEWS RELEASE
For Immediate Release:
June 9, 2025

Sterling Announces Extension and Expansion of Credit Facility

THE WOODLANDS, TX – June 9, 2025 – Sterling Infrastructure, Inc. (NasdaqGS: STRL) ("Sterling" or "the Company") today announced that it requested and received an amendment to its 2019 credit agreement that extends the maturity of the credit facility to June 2028, expands the size of the facility, and improves flexibility.
The amended credit facility consists of a $300 million term loan and a $150 million revolving credit facility. As of June 5, 2025, $300 million in borrowings were outstanding under the term loan, the revolving credit facility was undrawn, and cash and cash equivalents totaled $785 million. The credit agreement amendment was led by BMO Capital Markets Corp., as Joint Lead Arranger and Joint Book Runner, and BMO Bank N.A., as Administrative Agent. Bank of America, N.A. serves as Syndication Agent, and BofA Securities, Inc. as Joint Lead Arranger and Joint Book Runner.

Additional features of the amended facility include:
•The ability to increase the credit facilities by an amount not to exceed the greater of (a) $400 million or (b) 100% of the Company's EBITDA, plus an unlimited amount up to 2.0X Total Net Leverage.
•Loans under the Credit Facilities bear interest at either a base rate or SOFR plus an applicable margin based on the Total Net Leverage Ratio. The applicable margin rates under the amended facility were reduced by 25 basis points.
•Term Loans will be repaid quarterly beginning September 30, 2025, in accordance with the amortization schedule, with payments equal to 1.25% of the initial principal, or $3.75 million per quarter, and the remainder due at maturity. A reduction from the previous required quarterly payments of $6.56 million.
•Covenants under the amended facility are less restrictive than those under the previous agreement.
CEO Remarks
"We are fortunate to have great relationships with our key lenders and appreciate their support and confidence in our outlook," stated Joe Cutillo, Sterling's CEO. "The extension and expansion of our credit facility, combined with the enhanced flexibility of the facility, position us well as we work to grow the business both organically and through M&A opportunities."
About Sterling
Sterling Infrastructure, Inc., (“Sterling,” “the Company,” “we,” “our” or “us”) operates through a variety of subsidiaries within three segments specializing in E-Infrastructure, Transportation and Building Solutions in the United States, primarily across the Southern, Northeastern, Mid-Atlantic and Rocky Mountain regions and the Pacific Islands. E-Infrastructure Solutions provides advanced, large-scale site development services for manufacturing, data centers, distribution centers, warehousing, power generation and more. Transportation Solutions includes infrastructure and rehabilitation projects for highways, roads, bridges, airports, ports, rail and storm drainage systems. Building Solutions includes residential and commercial concrete foundations for single-family and multi-family homes, parking structures, elevated slabs, other concrete work, plumbing services, and surveys for new single-family residential builds. From strategy to operations, we are committed to sustainability by operating responsibly to safeguard and improve society’s quality of life. Caring for our people and our communities, our customers and our investors – that is The Sterling Way.
Joe Cutillo, CEO, "We build and service the infrastructure that enables our economy to run, our people to move and our country to grow."

Company Contact:
Sterling Infrastructure, Inc.
Noelle Dilts, VP of Investor Relations and Corporate Strategy
281-214-0795
Noelle.Dilts@strlco.com